UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2017

MOODY’S CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-14037	13-3998945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 World Trade Center at 250 Greenwich Street

New York, New York 10007

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 553-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01, “Other Events”

As previously announced, on February 27, 2017, Moody’s Corporation (the “Company”) entered into an underwriting agreement by and among the Company and Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein (the “Underwriting Agreement”), with respect to the issuance and sale of $500 million aggregate principal amount of the Company’s 2.750% Senior Notes due 2021 (the “2021 Notes”) and $300,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2018 (the “Floating Rate Notes” and, collectively with the 2021 Notes, the “notes”). The notes were registered under the Company’s Registration Statement on Form S-3 (Registration No. 333-216211) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on February 23, 2017. On March 2, 2017, the Company closed its public offering of the notes.

The notes were issued under an Indenture between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), dated as of August 19, 2010 (the “Base Indenture”), as supplemented by the sixth supplemental indenture, dated as of March 2, 2017 (the “Sixth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The net proceeds of the offering are expected to be used for general corporate purposes, including working capital, capital expenditures, acquisitions or investments, redemption and repayment of other indebtedness, and purchases of the Company’s common stock under its ongoing stock repurchase program.

The 2021 Notes bear interest at the fixed rate of 2.750% per year and mature on December 15, 2021. Interest on the 2021 Notes will be due semiannually on June 15 and December 15 of each year, commencing June 15, 2017. The Company may redeem, in whole or in part, the 2021 Notes at any time, at a price equal to 100% of the principal amount being prepaid, plus accrued and unpaid interest and a make-whole premium. Notwithstanding the preceding sentence, the Company may redeem all or a portion of the 2021 Notes at its option at any time on or after November 15, 2021 (one month prior to their maturity), at a redemption price equal to 100% of the principal amount of the 2021 Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The interest rate on the Floating Rate Notes will be calculated by Wells Fargo Bank, National Association, as calculation agent. The Floating Rate Notes will bear interest for each interest period at a rate calculated by the calculation agent (or its successor). The interest rate on the Floating Rate Notes for a particular interest period will be equal to three-month LIBOR as determined on the interest determination date plus 0.35%. The interest determination date for an interest period will be the second London business day preceding the first day of such interest period. The Floating Rate Notes will mature on September 4, 2018. Interest on the Floating Rate Notes will accrue from March 2, 2017, or from the most recent interest payment date to which interest has been paid or provided for. Moody’s Corporation will pay interest on the Floating Rate Notes quarterly in arrears on June 4, 2017, September 4, 2017, December 4, 2017, March 4, 2018, June 4, 2018, and on the maturity date, to the record holders at the close of business on the business day preceding the interest payment date. The Floating Rate Notes are not redeemable prior to their maturity.

Additionally, at the option of the holders of the notes, the Company may be required to purchase all or a portion of the notes upon the occurrence of a “Change of Control Triggering Event,” as defined in the Indenture, at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

The Indenture contains covenants that limit the ability of the Company and certain of its subsidiaries to, among other things, incur or create liens and enter into sale and leaseback transactions. In addition, the Indenture contains a covenant that limits the ability of the Company to consolidate or merge with another entity or to sell all or substantially all of its assets to another entity.

The Indenture contains customary default provisions. In addition, an event of default will occur if the Company or certain of its subsidiaries fail to pay the principal of any Indebtedness (as defined in the Indenture) when due at maturity in an aggregate amount of $50 million or more, or a default occurs that results in the acceleration of the maturity of the Company’s or certain of its subsidiaries’ Indebtedness in an aggregate amount of $50 million or more. Upon the occurrence and during the continuation of an event of default under the Indenture, the notes may become immediately due and payable either automatically or by the vote of the holders of more than 25% of the aggregate principal amount of all of the notes of the applicable series then outstanding.

The description of the Base Indenture, Sixth Supplemental Indenture and the form of the notes are summaries and are qualified in their entirety by the terms of the indentures and the form of notes included therein. The Base Indenture is attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated August 19, 2010 filed with the Commission. The Sixth Supplemental Indenture (including forms of notes) is attached hereto as Exhibit 4.1.

Item 9.01, “Financial Statements and Exhibits”

(d)	Exhibits

4.1	Sixth Supplemental Indenture, dated as of March 2, 2017, between the Company and Wells Fargo Bank, National Association, as Trustee.

4.2	Form of 2.750% Note due 2021 (included in Exhibit 4.1).

4.3	Form of Floating Rate Note due 2018 (included in Exhibit 4.1).

5.1	Opinion of Gibson, Dunn & Crutcher LLP, New York, New York.

23.1	Consent of Gibson, Dunn & Crutcher LLP, New York, New York (included in Exhibit 5.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

MOODY’S CORPORATION

By:	/s/ John J. Goggins

John J. Goggins
Executive Vice President and General Counsel

Date: March 3, 2017

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Sixth Supplemental Indenture, dated as of March 2, 2017, between the Company and Wells Fargo Bank, National Association, as Trustee.

4.2	Form of 2.750% Note due 2021 (included in Exhibit 4.1).

4.3	Form of Floating Rate Note due 2018 (included in Exhibit 4.1).

5.1	Opinion of Gibson, Dunn & Crutcher LLP, New York, New York.

23.1	Consent of Gibson, Dunn & Crutcher LLP, New York, New York (included in Exhibit 5.1).